UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CBEYOND, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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Explanatory Note: The following materials were made available to employees of Cbeyond, Inc. on May 7, 2014.

Acquisition Update: Week 3

Cbeyonders-

We appreciate the questions already submitted through the anonymous survey tool (http://cworld.cbeyond.net/surveys/Lists/Ask%20Jim/overview.aspx) regarding the Birch acquisition and feel that keeping you informed is critical. To that end we are working through the questions already submitted and will begin sharing answers today. It is important to note that although the acquisition has been announced and we are under a formal purchase agreement, many decisions have not been made yet. To manage your expectations we will be communicating with you weekly. Some weeks will be more active with information than others, but we are committed to sharing information as we are able.

It is of utmost importance to maintain our commitment to our customers, remain true to our Cbeyond Character, and to assure that Cbeyond remains a healthy company as we move forward in this process.

Acquisition Process Questions

Q: Why wasn’t I informed earlier about this happening?

A: It is important to understand that although the company’s examination of strategic alternatives was announced in Q4 of 2013, it is simply not possible for a public company to provide detailed updates as a process like this moves forward. This is a long way of saying that the deal was communicated at the earliest possible time that we were able to broadly communicate it.

Q: Where are we in the acquisition process?

A: Once a purchase agreement was signed Cbeyond and Birch started taking the actions necessary to complete the transaction. Several conditions of the transaction must be met before it can be completed. These include, but are not limited to:

(a)	Stockholder approval,
(b)	Antitrust approval,
(c)	Federal Communications Commission approval, and
(d)	State Public Service Commission approvals.

We have already begun executing on many of these steps, and—although all are public—they do not generate any publicity. The next major step the company will take is the filing of our proxy with the Securities and Exchange Commission (SEC). The proxy describes in some detail all the steps that occurred during the strategic process which eventually led to the announced transaction; it is a public filing. Once the proxy is filed, the SEC may decide to review it and provide us with comments which we may have to respond to. At some point, the SEC will accept the proxy, and it will become final.

After our proxy has been accepted by the SEC, we will be able to schedule a stockholder meeting where we will ask our stockholders to approve the transaction. At the same time, we are attempting to obtain the necessary state and federal regulatory approvals. We expect this entire process will take 4-6 months to complete.

Once the transaction closes, there will be a transition and integration period. Until then, it will be business-as-usual for us, and we need to do everything we can to make sure we continue to execute on our business plan. We know this is not always easy, but our customers are counting on us and so are all the Cbeyonders around us. Birch is a strong company that bought at a significant premium because they see value in what we do, and we should do our best to ensure that Cbeyond is as strong as possible when the transaction closes. This, after all, is what we are all about as a company; as it says in our Cbeyond Character definition:

We do the right thing and do what it takes to make it right. We lead by example.

Employee Questions

Q: What is going to happen to my 401(k) and our 401(k) match for 2014?

A: Our 401(k) plan is a Safe Harbor Plan and no changes can be made for the 2014 plan year. Our match will proceed as communicated in 2013 with the only change being that the match will be paid in cash to the plan and invested in the plan’s Qualified Default Investment Alternative. Any updates or changes to your 401(k) plan participation once we transition to Birch will be communicated in a timely manner. Please note that your personal 401(k) contributions are always your money to manage and keep. Please be sure to check in to your investment elections at least once a year to ensure you are working towards your retirement goals. https://wwwcd.bcomplete.com/

Q: Will Birch recognize my tenure with Cbeyond?

A: Birch is giving each continuing employee full credit for all purposes including benefits eligibility and benefits accrual, except where such credit would result in duplication of benefits for the same period of service.

Q: What is going to happen to my 2014 bonus if I’m on the Corporate Bonus Plan?

A: Your potential bonus percentage in the Corporate Bonus Plan will remain exactly as it is at least through the end of 2014, but it will be measured in two parts. The first part—from January 1 through the last day of the month prior to closing—will be measured using our current bonus plan targets, but applying them on a pro rata basis to the part of the year that goes by prior to closing. After closing, Birch plans to put in place new bonus targets which will be focused on integration goals they have for the combined company; we don’t yet have details on these goals. Adding all this together, the 2014 bonus will be paid in the first quarter of 2015, and it will consist of (The Part of the Year on Current Cbeyond Bonus Targets) + (The Part of the Year on the Birch Integration Bonus Targets) + (Individual Component). Similar to prior years you will need to be an employee at the time of payment to receive bonus.

Q: What happens to Cbeyond stock after the merger?

A: Each share of Cbeyond common stock will be converted into a right to receive between $9.97 and $10.00 in cash (less applicable withholding tax), depending on the actual number of shares of Cbeyond common stock (including restricted stock) and stock options outstanding at the closing of the transaction. Based on the information available today, we believe that the per share merger consideration will be no less than $9.97.

Accordingly, if you own stock personally outside of the stock you own as a result of previous equity awards under our equity plan and have not sold it by the closing date, that stock will be converted into a right to receive between $9.97 and $10.00. The cash will be placed at some point after closing into whatever brokerage account you have that is currently holding the Cbeyond shares.

As for option awards that you may have, all outstanding unvested stock options will become fully vested, will be cancelled in the merger in exchange for the right to receive, after closing, an amount equal to the spread between the final per share merger consideration and the exercise price. Accordingly, your outstanding option awards will only be cancelled in exchange for a cash payment if the exercise price per share of the award is less than $9.97 to $10.00. Any outstanding option grant that has an exercise price in excess of this amount will be cancelled at closing for no consideration. After closing, the option grants will cease to exist, and the cash will be placed into your E*Trade account. We don’t yet know how long the cash settlement will take.

As for restricted stock awards that you may have, (i) to the extent subject to time-based vesting, they will become fully vested and generally be cancelled in exchange for the per share merger consideration and (ii) to the extent subject to performance-based vesting, they will become fully vested, the applicable performance goals will be measured as of the closing date and, to the extent such goals are met, converted into the right to receive the per share merger consideration. Any restricted stock awards that vest effective immediately prior to the deal closing will have shares withheld by us for withholding taxes that arise as a result of the vesting of the shares on the closing date.

Therefore, the number of shares, net of shares withheld by us to cover your withholding taxes, will be noted in your account balance at the end of the day of the deal closing.

Finally, if you have Cbeyond stock in your 401(k) through the Company Match, the funds will be received into your New York Life 401(k) account and will be immediately placed in the Qualified Default Investment Alternative designated by the Plan.

Additional Information About the Acquisition and Where to Find It

We will announce a stockholder meeting soon to obtain stockholder approval in connection with the proposed merger between Cbeyond, Inc. (the “Company”) and Birch Communications, Inc. (“Parent”). The Company expects to file with the Securities and Exchange Commission (the “SEC”) a proxy statement and other relevant documents in connection with the proposed merger. Investors of the Company are urged to read the definitive proxy statement and other relevant materials carefully and in their entirety when they become available because they will contain important information about the Company, Parent and the proposed merger. Investors may obtain a free copy of these materials (when they are available) and other documents filed by the Company with the SEC at the SEC’s website at

www.sec.gov, at the Company’s website at www.cbeyond.com or by sending a written request to the Company at 320 Interstate North Parkway, Suite 500, Atlanta, Georgia 30339, Attention: General Counsel.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its stockholders in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger will be set forth in the Company’s definitive proxy statement for its stockholder meeting. Additional information regarding these individuals and any direct or indirect interests they may have in the proposed merger will be set forth in the definitive proxy statement when and if it is filed with the SEC in connection with the proposed merger.

Forward-Looking Statements

Certain statements contained in this filing may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the merger, the range of consideration of the merger and the ability of the parties to consummate the merger. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

(1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger may not be satisfied and required regulatory approvals may not be obtained; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of the Company may suffer as a result of uncertainty surrounding the merger; (5) the outcome of any legal proceedings related to the merger; (6) the Company may be adversely affected by other economic, business, and/or competitive factors; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (8) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (9) other risks to consummation of the merger, including the risk that the merger may not be consummated within the expected time period or at all. If the merger is consummated, the Company stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof.